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                                                                    EXHIBIT  5.1



                                 July 24, 2000


ReSourcePhoenix.com
2401 Kerner Boulevard
San Rafael, CA  94901

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on June 12, 2000 (Registration No. 333-39050), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 8,800,000 shares of your Class A Common Stock, $0.01 par value per share (the "Shares"). The shares are being registered for resale by Torneaux Ltd. The shares being sold by Torneaux are issuable by the Company pursuant to a Common Stock Purchase Agreement, dated as of June 6, 2000, between the Company and Torneaux (the "Purchase Agreement") or pursuant to the exercise of Warrants, dated as of June 6, 2000, issued by the Company to Torneaux (the "Warrants"). As your legal counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement and in the Purchase Agreement or the Warrants, as applicable, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.


                                            Very truly yours,

                                            /s/ Wilson Sonsini Goodrich & Rosati
                                            ------------------------------------
                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation